Exhibit 99.1

Carvana Co. Q1 2017 Shareholder Letter
Phoenix, Arizona
June 6, 2017

Dear Shareholders,

We’re pleased to write our first shareholder letter as a public company and are excited to share strong first quarter 2017 financials with you today. During Q1 total retail units sold were up 120%, we grew total revenue 118%, and we increased total gross profit 146% over Q1 2016. We previously reported Q1 flash financial results in an amendment to our S-1 filing on April 17, 2017. This letter provides significantly more detail on these results, as well as guidance on Q2 and the remainder of the year. We look forward to further discussion with you on our conference call at 2 p.m. Pacific Time today.
Summary of Q1 Results
We achieved significant unit and revenue growth in Q1 2017, coupled with increased total gross profit per unit. All financial comparisons are versus Q1 2016, unless otherwise noted. Complete financial tables appear at the end of this letter.

•	Retail units sold totaled 8,334, an increase of 120%

•	Revenue totaled $159.1 million, an increase of 118%

•	Total gross profit was $9.7 million, an increase of 146%

•	Total gross profit per unit was $1,169, an increase of $123 per unit

•	Net loss was $38.4 million, an increase of 122%

•	EBITDA margin was (21.6%), an improvement from (30.6%) in Q4 2016 and flat versus Q1 2016

•	GAAP basic and diluted net loss per Class A unit was $0.44, based on 103.3 million Class A units outstanding

•
Adjusted net loss per Class A share, a non-GAAP measure, was $0.28, based on 136.8 million shares of Class A common stock outstanding assuming the exchange of all outstanding LLC Units for shares of Class A common stock and the issuance of 15.0 million shares of Class A common stock pursuant to our initial public offering

•	We opened 2 new markets, bringing our end-of-quarter total to 23

Q2 and Fiscal 2017 Outlook
We anticipate further unit and revenue growth, as well as total gross profit per unit improvement. For Q2 2017, we expect:

•	Retail unit sales of 10,000 – 10,500

•	Total revenue of $193 million – $203 million

•	Total gross profit per unit of $1,375 – $1,425

•	EBITDA margin of (18%) – (18.5%)

For fiscal year 2017, we expect:

•	Retail unit sales of 44,000 – 46,000, an increase from 18,761 in 2016

•	Revenue of $850 million – $910 million, an increase from $365 million in 2016

•	Total gross profit per unit of $1,475 – $1,575, an increase from $1,023 in 2016

•	EBITDA margin of (14%) – (16%), an improvement from (23.2%) in 2016

•	16 – 18 new market openings, bringing our end-of-year total to 37 – 39

For more information regarding the non-GAAP financial measures discussed in this letter, please see the reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements included at the end of this letter. Guidance for EBITDA margin excludes depreciation and amortization expense and interest expense. We have not reconciled EBITDA guidance to GAAP net loss as a result of the uncertainty regarding, and the potential variability of, interest expense. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort. Depreciation and amortization expense, which is a component of the reconciliation between EBITDA and GAAP net loss, is expected to be between 1.0% and 1.5% of total revenues for both Q2 2017 and FY 2017.

Our Vision (Carvana 101)
In this initial shareholder letter, we’d like to briefly outline our opportunity, philosophy, and operating strategy, and how they coalesce into our financial strategy. We believe this will provide valuable context through which our results can be assessed, and we hope making this detail available in a letter will allow us to focus our earnings calls on Q&A. Future letters will not include as much company background information. For additional detail, including a video and slideshow deck, please visit https://investors.carvana.com/events-and-presentations.

One core belief drives our vision for Carvana: we believe that the consistently poor customer experiences in automotive retail are systemic, and we believe those poor customer experiences result from high variable cost structures and a lack of differentiation between traditional dealerships. Our goal has been to offer customers what they want: lower prices, wider selection and simpler experiences, which we believe is enabled by reducing the variable costs associated with selling cars.

To achieve our goal, we’ve made significant investments in technologies that reduce those variable costs and simplify the customer experience: creating an intuitive, dynamic, and self-service website, designing proprietary photography techniques and merchandising, building out the infrastructure to certify used cars and prepare them for their new owner, and developing unique logistics and fulfillment channels to deliver any car in our nationally-pooled inventory to any customer quickly and efficiently. Integrating those technology investments allows us to provide customers with the quality of experience that has driven our growth to date, and we expect will continue to drive it in the future.

We believe that customer experience quality is the single most important focal-point for any management team with a long-term view. We believe it is particularly true for us, for the following reasons.

First, the automotive retail industry’s reputation suggests there is more opportunity to improve customer experiences than in many other verticals.

Second, our investments in technology build significant leverage into the model in both total gross profit per unit and operating expenses, and great customer experiences are the primary driver of growth. Therefore, customer experience quality is also the primary driver of our unit economics.

As we pursue our vision, we are focused on three primary objectives to drive the long-term success of our business.

Management Objectives
1. Grow Retail Units and Revenue by opening new markets and increasing penetration in existing markets. Growth tops our priority list for two reasons: (1) it is driven by customer experience and aligns with our strategic vision; and (2) given the leverage in our business, growth at the top of the income statement leads to higher revenue per unit (less sticker price depreciation), lower cost of sales (better utilization of infrastructure), and lower operating costs (fixed cost leverage).

2. Increase Total Gross Profit per Unit through a number of complementary strategies, including reducing average days to sale, leveraging efficiencies in our inspection and reconditioning centers (“IRCs”), utilizing our in-house logistics network to cost-effectively transport vehicles to our IRCs, increasing attachment and profitability of our existing ancillary products, adding desirable, high-margin ancillary products to our checkout flow, and optimizing pricing across all parts of the transaction.

3. Demonstrate Operating Leverage by efficiently leveraging our investments in technology, brand, reconditioning, logistics, and corporate infrastructure.

Objective #1: Grow Retail Units and Revenue
We view retail units sold as the single most important metric in our business. We continued our rapid growth in the first quarter of 2017, with retail units sold increasing to 8,334 from 3,783 in the prior year period, a growth rate of 120%. Revenue in the first quarter grew to $159.1 million, an increase from $73.0 million in the first quarter of 2016, a growth rate of 118%.

We posted a strong growth quarter despite the impact of delayed IRS refunds compared to prior years. This delay in tax refunds, which many used car buyers use for down payments, dampened unit sales growth in the quarter and also led to additional sticker price depreciation during this period, contributing to slightly lower average selling prices.

We anticipate year-over-year growth accelerating in the second quarter. Our second quarter guidance of 10,000 to 10,500 retail units sold reflects annual growth of 130 to 141%, an increase from 120% year-over-year growth in the first quarter. We also anticipate revenue growth accelerating in Q2, consistent with growth in retail units sold.

A Carvana Milestone
In addition to the broad-based growth we experienced across the business, we’re proud to share that in Q1 we also achieved a noteworthy sales milestone. In March, our Atlanta hub became the first of 23 Carvana locations to fulfill more than 1,000 sales in a month. We believe this milestone is clear evidence of a significant number of customers’ desire to experience “The New Way to Buy a Car.”

* Q2 2017E bars represent high and low end points of Quarterly Retail Unit Sales and Quarterly Total Revenue ranges.

Markets
We opened two new markets in the first quarter – Virginia Beach and Philadelphia. This brought our total number of markets to 23 on March 31, 2017, an increase from 11 at the end of Q1 2016 and from 21 at the end of 2016. This expansion increases the total percentage of the U.S. population our markets collectively serve to 22.1%, up from 10.9% at the end of Q1 2016 and from 19.7% at the end of 2016. Our goal is to open at least 16 new markets this year and to serve over half the U.S. population by the end of 2018. We believe we can accomplish this due to the headcount- and capital-light nature of our expansion model, a significant competitive advantage. In addition, over time, we believe the dynamics of transitioning to national television advertising will help us more efficiently scale future markets due to increased brand awareness at market launch.

Carvana Footprint

Philadelphia
Delanco, NJ
Virginia Beach
Nashville
Blue Mound, TX
Winder, GA
Austin
Houston
San Antonio
Inspection Centers
Existing Markets
Vending Machine
Headquarters
Q1 New Markets

* Footprint as of March 31, 2017

Vending Machines
During Q1 we opened two of our proprietary car vending machines ("VMs") in Austin and San Antonio, bringing our total number of VMs to four. Our VMs provide a unique fulfillment option for consumers and are a key part of our growth strategy. In addition to reducing our variable fulfillment costs, VMs offer customers a fun way to pick up their purchased vehicles while simultaneously creating significant branding and marketing opportunities for us. For example, after each customer's pickup, we e-mail them a multi-angle video capturing their individual visit to the VM that they can share with their friends and family on social media.

Houston, Austin, and San Antonio have already begun to benefit from sales increases following the VM launch, similar to our increased Nashville market penetration following the launch of its VM. We believe the replicability of customers’ response to the VM demonstrates the impact the VM has on generating awareness, building our brand, and providing a great customer experience. We believe the VM provides a significant ROI as an incremental investment in a market.

Inspection and Reconditioning Centers
We support our market growth with regional IRCs, where we inspect, recondition, photograph, and store vehicles for sale on our website. We currently operate three IRCs located near Atlanta, Dallas, and Philadelphia, with combined total reconditioning capacity of 150,000 vehicles per year. Construction is in progress at our fourth IRC location near Phoenix. We intend to use this IRC to support growth into markets in the Southwest and southern California in the second half of 2017.

Product Development
Our continued growth has been bolstered by ongoing product development focused on enhancing the customer experience we deliver from website through delivery. As a digital-first business, we can consume and analyze data across more customer and operational touchpoints than traditional dealers, which can enable rapid technology development across the enterprise. We’re pleased with our momentum, and want to call out a few key milestones from the first quarter:

•
We launched an end-to-end redesign of our search experience, featuring a mobile-first design and a focus on page load speed. Additionally, we added “Suggested Filters” that dynamically process information about each user, combined with the exact result-set being viewed, to power personalized suggestions to quickly find exactly the right car within our entire inventory.

•
In Q4 2016, we introduced a mobile-first purchase process. After continued iteration through Q1, nearly 15% of customers now complete their entire vehicle purchase without ever leaving their phones. We’re also observing all-time lows in average check-out time, as well as improvements in conversion rates.

•	We completed the launch of enhanced RFID-based tracking of our inventory from stock-in through delivery to improve our vehicle transportation network’s speed and efficiency.

We believe we have created the first and best end-to-end online automotive retail experience available, and yet we’re only scratching the surface of what we can be for our customers.

Partnerships
Our seamless car buying experience is a customer acquisition asset we leverage not only with organic traffic, but also with customers who start their buying journeys elsewhere, and we’ve invested in partnership-based customer acquisition strategies alongside our organic and paid customer acquisition efforts. We developed a partnership product that enables lenders to refer pre-financed, or “Pre-Fi” customers to us with their pre-approval terms via secure APIs and/or web forms in order to complete the vehicle purchase without the risk of being offered alternative financing at the dealership. Our 19 Pre-Fi partners, 5 of which signed in Q1, now send interested customers to a co-branded shopping portal immediately upon pre-approval. Our Pre-Fi network includes a number of credit unions, which collectively served more than 2 million members at the end of Q1.

Marketing
Increasing brand awareness and market penetration were key marketing initiatives in the first quarter. In Q1 we launched a new integrated advertising campaign led by a 30-second television commercial. Based on the hit song “I Would Do Anything for Love,” the commercial follows a customer who would do anything for the car she fell in love with, but she won’t do that – waste time at a traditional dealership. This integrated campaign included creative assets across the majority of our core advertising mix – from television, traditional/streaming radio, social, digital, and experiential channels – and was launched across all current markets.

In addition to growing market penetration in existing markets, in Q1 we also began testing national cable television advertising. As our footprint expands, we are reaching an inflection point where it is becoming more efficient for us to purchase television ads on a national level rather than in all of our local markets. As national television advertising becomes efficient, it enables us to reach consumers at a lower cost per impression.

Objective #2: Increase Total Gross Profit Per Unit
Total gross profit per unit in the first quarter of 2017 was $1,169, reflecting an increase of $123 compared to the first quarter of 2016. As you see in our guidance, we anticipate a further increase in total gross profit per unit in the second quarter.

* Q2 2017E points represent high and low end of total gross profit per unit range.

We view gross profit per unit holistically and focus on our combined gross profit across all parts of the transaction, including the retail vehicle sale, wholesale sale of trade-ins and other vehicles acquired from customers, financing, and vehicle service contracts (“total gross profit per unit”). We discuss several of these components below.

•
Used vehicle gross profit. Used vehicle gross profit per unit increased to $555 in the first quarter of 2017 compared to $299 in the first quarter of 2016, an increase of $256 per unit year-over-year. We believe the delay in IRS refunds contributed to higher than historical used vehicle depreciation rates in the early part of the quarter and an increase in average days to sale to 93 days in the first quarter of 2017 from 83 days in the prior year. Despite these headwinds, our used vehicle gross profit per unit increased, driven by enhancements in our proprietary vehicle purchasing and pricing technology, as well as by cost efficiencies in the reconditioning and transportation of our vehicles.

•
Wholesale gross profit. Wholesale vehicle gross profit divided by retail units sold was $19 in the first quarter of 2017, an increase from a loss of $19 in the first quarter of 2016. The improvement in our wholesale gross profit per retail unit was driven by enhancements in our automated appraisal algorithms and wholesale disposition processes.

•
Other gross profit. Other gross profit per unit was $596 in the first quarter of 2017, a decline from $766 in the first quarter of 2016. This decline was partially driven by a temporary reduction in financing gross profit per unit that occurred while we transitioned to new finance partners beginning in December 2016. We believe we can increase other gross profit per unit over time through several channels, including increasing attachment of our existing products, optimizing pricing, and adding new, high-margin products to our checkout flow.

Objective #3: Demonstrate Operating Leverage
In the second half of 2016 we made significant investments in various areas of our business, including launching new markets, building out our logistics network, expanding our engineering, product, and analytics capabilities, and investing in corporate infrastructure to support our growth as a public company.

We began to see leverage from these investments in the first quarter of 2017, when compared to Q4 2016. In total, SG&A as a percent of revenue fell to 28.9% of revenue in Q1 2017, compared to 34.4% in Q4 2016, a reduction of 16.0% quarter-over-quarter. Advertising expense totaled 7.2% of revenue in Q1 2017, a decline of 15.3% quarter-over-quarter. Compensation and other overhead costs declined to 10.2% and 9.0% of revenue, respectively, a reduction of 15.0% and 15.9% from Q4 2016, respectively. Logistics expense as a percent of revenue declined to 1.8% in Q1 2017 from 2.7% in Q4 2016, a decrease of 33.3% driven by flat spend coupled with 48.8% quarter-over-quarter growth in retail units sold. This leverage was driven by increased efficiencies in our logistics network, paired with reduced utilization of third-party transport for customer deliveries. Market occupancy expense as a percent of revenue increased to 0.6% of revenue in Q1 2017, compared to 0.5% in Q4 2016.

Our net loss for the quarter was $38.4 million compared to $17.3 million in the first quarter of 2016. The increase in the net loss reflects the increase in costs resulting from our expansion into new markets and increases in other costs due to the significant growth in our business. In Q1 2017 we operated as an LLC and did not have common shares outstanding. Our GAAP basic and diluted net loss per Class A unit in Q1 2017 was $0.44 based on 103.3 million Class A units outstanding. Adjusted net loss per share, a non-GAAP measure, was $0.28, based on 136.8 million shares of Class A common stock outstanding assuming the exchange of all outstanding LLC Units for shares of Class A common stock and the issuance of 15.0 million shares of Class A common stock pursuant to our initial public offering. A reconciliation of adjusted net loss per share to its most directly comparable GAAP measure is provided in the appendix.

We consider EBITDA margin to be an important measure of the leverage in our business. As we grow, we believe our EBITDA margin will improve as we leverage our existing investments. EBITDA margin in the first quarter of 2017 was (21.6%), continuing a trend of improvement, as can be seen below. We anticipate improvements in EBITDA margin to accelerate in the second quarter, based on increasing unit sales, increasing total gross profit per unit, and continued efficiency through our cost structure. A reconciliation of EBITDA, a non-GAAP measure, to net loss, its most directly comparable GAAP measure is provided in the appendix.

* Q2 2017E points represents high and low end of EBITDA margin range.

Summary
Thank you for taking the time to review this letter. While we are extremely proud of what we have built and the results we have shared with you today, we also believe we are in the very early stages of fulfilling the incredible potential this opportunity provides to deliver better customer experience and create long-term value for shareholders. As we progress toward that potential, we will always seek to clearly and actively communicate with you and plan to make ourselves available at investor conferences and other events. We look forward to your questions on our earnings call, and in the future.

Sincerely,

Ernie Garcia, III, Chairman and CEO

Mark Jenkins, CFO

Appendix

Conference Call Details

Carvana will host a conference call today, June 6, 2017 at 2p.m. PDT (5p.m. EDT) to discuss financial results. To participate in the live call, analysts and investors should dial (412) 902-6510. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will be available on the website for one year. A telephonic replay of the conference call will be available until Tuesday, June 13, 2017, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 10107789#.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: (1) our history of losses and ability to maintain profitability in the future, (2) our ability to effectively manage our rapid growth, (3) our limited operating history, (4) the seasonal and other fluctuations in our quarterly operating results, (5) our relationship with DriveTime Automotive Group, Inc.,(6) our management’s accounting judgments and estimates, as well as changes to accounting policies, (7) our ability to compete in the highly competitive industry in which we participate, (8) the changes in prices of new and used vehicles, (9) our ability to acquire desirable inventory, (10) our ability to sell our inventory expeditiously, (11) our ability to sell and generate gains on the sale of automotive finance receivables, (12) our dependence on the sale of automotive finance receivables for a substantial portion of our gross profits, (13) our reliance on potentially fraudulent credit data for the automotive finance receivables we sell, (14) our ability to successfully market and brand our business; (15) our reliance on Internet searches to drive traffic to our website, (16) our ability to comply with the laws and regulations to which we are subject, (17) the changes in the laws and regulations to which we are subject, (18) our ability to comply with the Telephone Consumer Protection Act of 1991;(19) the evolution of regulation of the Internet and eCommerce, (20) our ability to maintain reputational integrity and enhance our brand, (21) our ability to grow complementary product and service offerings, (22) our ability to address the shift to mobile device technology by our customers, (23) risks related to the larger automotive ecosystem, (24) the geographic concentration where we provide services, (25) our ability to raise additional capital, (26) our ability to maintain adequate relationships with the third parties that finance our vehicle inventory purchases, (27) the representations we make in our finance receivables we sell, (28) our reliance on our proprietary credit scoring model in the forecasting of loss rates, (29) our reliance on internal and external logistics to transport our vehicle inventory, (30) the risks associated with the construction and operation of our inspection and reconditioning centers, fulfillment centers and vending machines, including our dependence on one supplier for construction and maintenance for our vending machines, (31) our ability to protect the personal information and other data that we collect, process and store, (32) disruptions in availability and functionality of our website, (33) our ability to protect our intellectual property, technology and confidential information, (34) our ability to defend against claims that our employees, consultants or advisors have wrongfully used or disclosed trade secrets or intellectual property, (35) our ability to defend against intellectual property disputes, (36) our ability to comply with the terms of open source licenses, (37) conditions affecting automotive manufacturers, including manufacturer recalls, (38) our reliance on third party technology to complete critical business functions, (39) our dependence on key personnel to operate our business, (40) the costs associated with becoming a public company, (41) the diversion of management’s attention and other disruptions associated with potential future acquisitions, (42) the legal proceedings to which we may be subject in the ordinary course of business, (43) potential errors in our retail installment contracts with our customers that could render them unenforceable and (44) risks relating to our corporate structure and tax receivable agreements.

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.

CARVANA GROUP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except units)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$8,307	$39,184
Restricted cash	11,488	10,266
Accounts receivable, net	8,023	5,692
Finance receivables held for sale, net	24,951	24,771
Vehicle inventory	199,882	185,506
Other current assets	12,522	9,822
Total current assets	265,173	275,241
Property and equipment, net	80,974	60,592
Other assets	2,856	—
Total assets	$349,003	$335,833
LIABILITIES, TEMPORARY EQUITY & MEMBERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$29,068	$28,164
Accounts payable due to related party	4,392	1,884
Floor plan facility	189,736	165,313
Current portion of notes payable	1,363	1,057
Total current liabilities	224,559	196,418
Notes payable, excluding current portion	5,460	4,404
Verde credit facility	20,000	—
Other liabilities	2,254	—
Total liabilities	252,273	200,822
Temporary equity - Class C redeemable preferred units - 43,089,005 units authorized and outstanding as of March 31, 2017 and December 31, 2016	258,233	250,972
Members' equity (deficit):
Class A Units - 103,286,258 units authorized and outstanding as of March 31, 2017 and December 31, 2016	59,654	59,654
Class B Units - 6,727,000 and 6,740,500 units authorized and outstanding as of March 31, 2017 and December 31, 2016, respectively	—	—
Accumulated deficit	(221,157)	(175,615)
Total members’ deficit	(161,503)	(115,961)
Total liabilities, temporary equity & members’ deficit	$349,003	$335,833

CARVANA GROUP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2017	2016
Sales and operating revenues:
Used vehicle sales, net	$148,382	$68,495
Wholesale vehicle sales	5,726	1,559
Other sales and revenues, including $1,758 and $0 from related parties	4,965	2,897
Net sales and operating revenues	159,073	72,951
Cost of sales	149,327	68,994
Gross profit	9,746	3,957
Selling, general and administrative expenses	45,908	20,632
Interest expense, including $141 and $0 to related parties	2,059	710
Other expense (income), net	218	(60)
Net loss	$(38,439)	$(17,325)
Net loss attributable to Class A Unit holders, basic and diluted	$(45,700)	$(19,350)
Net loss per Class A Unit, basic and diluted	$(0.44)	$(0.19)
Weighted-average Class A Units outstanding, basic and diluted	103,286	103,286

CARVANA GROUP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(38,439)	$(17,325)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	2,061	866
Loss on disposal of property and equipment	200	—
Provision for bad debt and valuation allowance	285	453
Gain on loan sales	(2,942)	(1,526)
Unit-based compensation expense	158	147
Amortization of debt issuance costs	181	—
Originations of finance receivables	(96,528)	(48,669)
Proceeds from sale of finance receivables	99,144	113,238
Proceeds from sale of finance receivables to related party	—	1,531
Purchase of finance receivables from related party	—	(74,589)
Changes in assets and liabilities:
Accounts receivable	(2,470)	(1,129)
Vehicle inventory	(14,044)	(23,098)
Other current assets	292	(1,196)
Other assets	(2,856)	—
Accounts payable and accrued liabilities	(2,690)	7,827
Accounts payable to related party	2,508	(14,901)
Other liabilities	2,254	—
Net cash used in operating activities	(52,886)	(58,371)
Cash Flows from Investing Activities:
Purchases of property and equipment	(18,556)	(6,821)
Change in restricted cash	(1,222)	(1,825)
Net cash used in investing activities	(19,778)	(8,646)
Cash Flows from Financing Activities:
Proceeds from floor plan facility	147,390	95,488
Payments on floor plan facility	(122,967)	(58,998)
Proceeds from Verde credit facility	20,000	—
Payments on notes payable	(260)	(13)
Payments of debt issuance costs	—	(228)
Payments of debt issuance costs to related parties	(1,000)	—
Payments of costs related to planned initial public offering	(1,376)	—
Net cash provided by financing activities	41,787	36,249
Net decrease in cash and cash equivalents	(30,877)	(30,768)
Cash and cash equivalents at beginning of period	39,184	43,134
Cash and cash equivalents at end of period	$8,307	$12,366
Non-cash investing and financing activities:
Capital expenditures included in accounts payable and accrued liabilities	$6,220	$580
Capital expenditures financed through notes payable	$1,622	$891
Costs related to planned initial public offering included in accrued liabilities	$1,424	$—
Accrual of return on Class C redeemable preferred units	$7,261	$2,025

CARVANA GROUP, LLC AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)
(In thousands)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Compensation and benefits (1)	$16,303	$12,830	$6,647
Advertising expense	11,439	9,060	5,660
Market occupancy costs (2)	983	578	453
Logistics (3)	2,808	2,836	1,431
Other overhead costs (4)	14,375	11,401	6,441
Total	$45,908	$36,705	$20,632

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and unit-based compensation, except those related to reconditioning vehicles which are included in cost of sales.

(2) Market occupancy costs includes rent, utilities, security, repairs and maintenance, and depreciation of buildings and improvements, including vending machines and fulfillment centers, excluding the portion related to reconditioning vehicles which is included in cost of sales, and excluding the portion related to our corporate office which is included in other overhead costs.

(3) Logistics includes fuel, maintenance, and depreciation related to owning and operating our own transportation fleet, and third party transportation fees.
(4) Other overhead costs include all other overhead and depreciation expenses such as IT expenses, limited warranty, travel, insurance, bad debt, title and registration, and other administrative expenses.

CARVANA GROUP, LLC AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

Adjusted Net Loss to Net Loss and Computation of Adjusted Net Loss per Share

Adjusted net loss and adjusted net loss per share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net loss and net loss per share, as determined under GAAP. We believe that adjusted net loss and adjusted net loss per share supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of adjusted net loss to net loss, the most directly comparable GAAP measure, and the computation of adjusted net loss per share are as follows:

Three Months Ended March 31, 2017
Numerator:
Net loss	$(38,439)
Add: Net loss attributable to non-controlling interests (1)	—
Adjusted net loss attributable to Carvana Co.	$(38,439)

Denominator:
Weighted-average shares of Class A common stock outstanding - basic	—
Adjustments:
Assumed exchange of LLC Units for shares of Class A common stock (1)	121,760
Assumed issuance of Class A common stock in connection with the initial public offering (2)	15,000
Adjusted shares of Class A common stock outstanding	136,760

Adjusted net loss per share	$(0.28)

(1)
Assumes exchange of all outstanding LLC Units for shares of Class A common stock retroactively applied as if the exchanges had occurred at the beginning of each period presented under the terms of the exchange agreement.

(2)	Adjustment to give effect to 15,000,000 shares issued in connection with the initial public offering retroactively applied as if the shares had been issued at the beginning of each period.

CARVANA GROUP, LLC AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - (Continued)
(Unaudited)
(In thousands, except per share amounts)

Net Loss to EBITDA

EBITDA is a non-GAAP supplemental measure of operating performance that does not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by GAAP. EBITDA is defined as net loss before interest expense, income tax expense and depreciation and amortization expense. We use EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. EBITDA may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA to net loss, the most directly comparable GAAP measure, is as follows:

	Three Months Ended			Year Ended December 31,
	March 31, 2017	December 31, 2016	March 31, 2016	2016	2015	2014
Net loss	$(38,439)	$(35,694)	$(17,325)	$(93,112)	$(36,780)	$(15,238)
Depreciation and amortization expense	2,061	1,638	866	4,658	2,800	1,706
Interest expense	2,059	1,356	710	3,587	1,412	108
EBITDA	$(34,319)	$(32,700)	$(15,749)	$(84,867)	$(32,568)	$(13,424)

Total revenues	$159,073	$106,827	$72,951	$365,148	$130,392	$41,679
EBITDA Margin	(21.6)%	(30.6)%	(21.6)%	(23.2)%	(25.0)%	(32.2)%